Exhibit 10.1







March 24, 2006

Mr. Gerald Luterman
One Metrotech Center
Brooklyn, N.Y.11201


                        Senior Executive Change of Control Severance Plan
                        -------------------------------------------------

Dear Gerry:


     Reference is made to the KeySpan Corporation (the "Company") Senior Executive Change of Control Severance Plan (the "Plan") and the Agreement and Plan of Merger between the Company and National Grid, PLC and National Grid US8, Inc. dated February 25, 2006 (the "Merger Agreement"). Capitalized terms used herein without definition have the meanings assigned to such terms under the Plan.

     The KeySpan Board of Directors has designated you as a Participant under the Plan with a multiple of Three (3X). Pursuant to the terms of the Plan, you may be entitled to receive certain Separation Benefits in the event that your employment is terminated without Cause or for Good Reason during the Protection Period. The amount of your Separation Benefits is determined by reference to your Multiple of 3 under the Plan, with the term "Multiple" defined under the Plan as the lesser of (i) the number set forth opposite your name under the heading "Benefit Level" on Schedule I to the Plan (i.e., the number 3) and (ii) the number of years and fractions thereof remaining, as of your Date of Termination, until you reach your mandatory retirement age (if any) under the applicable Company policy.

     In the event that the "Merger" (as defined in the Merger Agreement) is consummated on or prior to March 31, 2008 and your employment is terminated pursuant to a notice of termination or notice of resignation for Good Reason, as such term is defined in the Plan, upon such consummation date pursuant to the provisions of this Letter Agreement, the Company will provide you with benefits equivalent to the Separation Benefits under the Plan with a Multiple of 3X without regard to your age at the your Date of Termination or any mandatory retirement age (if any) under the applicable Company policy, offset by the benefit you actually receive under the Plan. The (i) aggregate amount of benefits under this Letter Agreement and (ii) the Separation Benefits under the Plan provided to you shall not exceed a Multiple of 3X.

     In the event that the Merger is not consummated on or prior to March 31, 2008, this Letter Agreement shall be void ab initio and your rights (if any) to receive Separation Benefits shall be determined pursuant to the terms of the Plan without regard to this Letter Agreement.

     This Letter Agreement does not constitute a contract of employment, nor does it impose on you or the Company any obligation for you to remain an employee or change the status of your employment or the Company's policies regarding termination of employment. Except as expressly set forth in this Letter Agreement, your rights to receive Separation Benefits under the Plan are subject to the terms and conditions set forth in the Plan.




                                         Very truly yours,




                                         KEYSPAN CORPORATION



                                         By:/s/Robert B. Catell
                                            -------------------
                                                Robert B. Catell
                                            Chairman and Chief Executive Officer



Agreed and Accepted:

/s/Gerald Luterman
--------------------
Gerald Luterman





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